
<ARTICLE> 5
<LEGEND>
     The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000786622
<NAME> KRUPP INSURED PLUS LIMITED PARTNERSHIP

<PERIOD-TYPE>                                   12-MOS
<FISCAL-YEAR-END>                               Dec-31-1999
<PERIOD-END>                                    Dec-31-1999
<CASH>                                           13,002,087
<SECURITIES>                                     40,951,396<F1>
<RECEIVABLES>                                       319,994
<ALLOWANCES>                                              0
<INVENTORY>                                               0
<CURRENT-ASSETS>                                    291,100<F2>
<PP&E>                                                    0
<DEPRECIATION>                                            0
<TOTAL-ASSETS>                                   54,564,577
<CURRENT-LIABILITIES>                                19,550
<BONDS>                                                   0
<PREFERRED-MANDATORY>                                     0
<PREFERRED>                                               0
<COMMON>                                         54,281,181<F3>
<OTHER-SE>                                          263,846<F4>
<TOTAL-LIABILITY-AND-EQUITY>                     54,564,577
<SALES>                                                   0
<TOTAL-REVENUES>                                  4,215,833<F5>
<CGS>                                                     0
<TOTAL-COSTS>                                             0
<OTHER-EXPENSES>                                    605,601<F6>
<LOSS-PROVISION>                                          0
<INTEREST-EXPENSE>                                        0
<INCOME-PRETAX>                                   3,610,232
<INCOME-TAX>                                              0
<INCOME-CONTINUING>                               3,610,232
<DISCONTINUED>                                            0
<EXTRAORDINARY>                                           0
<CHANGES>                                                 0
<NET-INCOME>                                      3,610,232
<EPS-BASIC>                                               0
<EPS-DILUTED>                                             0<F7>

<F1>Includes  Participating  Insured Mortgages  ("PIMs") of $19,032,999 and
    Mortgage-Backed Securities ("MBS") of $21,918,397.

<F2>Includes  prepaid  acquisition  fees and  expenses of  $844,252  net of accumulated amortization of $657,985 and prepaid participation servicing fees of $331,052 net of accumulated amortization of $226,219.

<F3>Represents  total  equity of General  Partners  and  Limited  Partners.
    General Partners deficit of ($241,237) and Limited Partners equity of $54,522,528.

<F4>Unrealized gains on MBS.

<F5>Represents interest income on investments in mortgages and cash.

<F6>Includes $101,059 of amortization of prepaid fees and expenses.

<F7>Net income allocated $108,307 to the General Partners and $3,501,925 to the Limited Partners. Average net income per Limited Partner interest is $.47 on 7,500,099 Limited Partner interests outstanding.

